Exhibit 99.1

LTC Announces Bad Debt Provision for Mortgage on School and Details of First Quarter Conference Call

WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--April 22, 2010--LTC Properties, Inc. (NYSE:LTC) announced that on April 20, 2010, the Company received notice from a borrower that the borrower had ceased operations at a private school property in Minnesota. Prior to that notice, the borrower was current with all loan payments.

The Company reported that for the first quarter of fiscal 2010, the Company’s results of operations will include a $852,000 provision for doubtful accounts related to this mortgage loan. Additionally, the Company reported that this loan represented $230,000 of interest income for the remaining nine months of calendar 2010.

LTC stated that it is working with Minnesota counsel to perfect a deed-in-lieu and that the Company has been contacted by at least one other party interested in the property. The Company can give no assurances that this interested party or any party will eventually buy the property or assume the debt should LTC not exercise its deed-in-lieu rights.

At March 31, 2010, LTC had investments in 100 skilled nursing properties, 104 assisted living properties and two schools in 29 states. The investments in the two schools represent approximately 2% of the Company’s total gross investments and were made by the Company in 1998. The Company no longer has a strategy to invest in school assets. LTC is a self-administered real estate investment trust that primarily invests in long-term care and other health care related facilities through mortgage loans, facility lease transactions and other investments.

The Company further announced that it will release first quarter operating results on May 3, 2010 and will conduct a conference call on Tuesday, May 4, 2010, at 10:00 a.m. Pacific time, in order to comment on the Company’s performance and operating results for the quarter ended March 31, 2010. The conference call is accessible by dialing (877) 485-3104. The international number is 201-689-8579. The earnings release will be available on our website. An audio replay of the conference call will be available from May 4, 2010 through May 17, 2010. Callers can access the replay by dialing 877-660-6853 or 201-612-7415 and entering account number 356 and encore passcode number 349615.

For more information on LTC Properties, Inc., visit the Company’s website at www.LTCProperties.com.

This press release includes statements that are not purely historical and are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward looking statements. These forward looking statements involve a number of risks and uncertainties. All forward looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward looking statements. Although the Company’s management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.

CONTACT:
LTC Properties, Inc.
Wendy L. Simpson, CEO & President
Pam Kessler, SVP & CFO
805-981-8655